Press Release                                  For Immediate Release

Company Contact:
William Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

 GraphOn Corp. Today Announces First Quarter 2004 Results; Will Host
  First Quarter Investors Teleconference on Wednesday, May 12, 2004

MORGAN HILL, CA, USA - May 11, 2004 - GraphOn(R) Corporation, (OTCBB: GOJO) (www.graphon.com) a leading developer of business software for remote computing, today announced it will host an investor conference call at 1:30 pm Pacific Coast Time (4:30 pm East Coast Time) on Wednesday May 12, 2004, moderated by GraphOn CEO and Chairman, Robert Dilworth and Chief Financial Officer, William Swain. Discussions will include a review of financial results of the first quarter, which ended March 31, 2004. The GraphOn management team will discuss the company's business and will take questions for a limited time following the presentation.

U.S. and Canada participants may access the call by phone by dialing (877) 591-1124 ten minutes prior to the call; international participants may dial
(706) 643-0488 and state GraphOn Conference Call.

GraphOn Corporation also reported results for the first quarter, which ended March 31, 2004.

Financial Highlights

Revenues were $902,900 for the three-month period ended March 31, 2004, as compared to $1,044,000 recorded in the same period of 2003. The net loss for the three-month period ended March 31, 2004 was $431,100, as compared to the $380,100 net loss for the same period of 2003. The loss per common share on a basic and diluted basis for the quarter ended March 31, 2004 was $0.02 per share as compared with a loss of $0.02 per share for the same quarter of 2003.

"As we have previously announced, we were able to obtain additional equity financing during the first quarter of this year," Robert Dilworth, CEO, said. "We are a small company with limited resources and with this additional resource we are looking forward, with guarded optimism, at the future growth of our business."

About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software provides fast remote access, cross platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global, any application can be simply and easily Web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Morgan Hill, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO). For more information, please visit the company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

GRAPHON CORPORATION
Condensed Balance Sheets

                                                       UNAUDITED      AUDITED
                                                       March 31,    December 31,
                                                         2004          2003
                                                    -------------- -------------
Cash and cash equivalents ..........................$    1,719,600 $   1,025,500
Accounts receivable, net ...........................       368,800       521,100
Other current assets ...............................        27,700        23,100
                                                    -------------- -------------
Total current assets ...............................     2,116,100     1,569,700
                                                    -------------- -------------
Property and equipment, net ........................       115,600       144,800
Purchased technology, net ..........................       167,500       335,000
Capitalized software, net ..........................       445,100       500,600
Other assets .......................................        11,900        11,900
                                                    -------------- -------------
Total assets .......................................$    2,856,200 $   2,562,000
                                                    ============== =============

Current liabilities.................................$      454,500 $     523,100
Deferred Revenue ...................................     1,011,500     1,192,000
Stockholders' equity ...............................     1,390,200       846,900
                                                    -------------- -------------
Total liabilities and stockholders' equity .........$    2,856,200 $   2,562,000
                                                    ============== =============

Condensed Statements of Operations

                                                   UNAUDITED
                                           Three months ended March 31,
                                           ---------------------------
                                                2004          2003
                                           ------------  ------------
Revenue .................................. $    902,900  $  1,044,000
Cost of revenue ..........................      310,200       324,600
                                           ------------  ------------
Gross Profit .............................      592,700       719,400
                                           ------------  ------------
Operating expenses
Selling and marketing ....................      358,100       420,900
General and administrative ...............      249,700       356,400
Research and development .................      419,600       328,000
                                           ------------  ------------
 Total operating expenses ................    1,027,400     1,105,300
                                           ------------  ------------
Loss from operations .....................     (434,700)     (385,900)
Other income (expense), net ..............        3,600         5,800
                                           ------------  ------------
Loss before income taxes .................     (431,100)     (380,100)
Income taxes .............................            -             -
                                           ------------  ------------
Net loss ................................. $   (431,100) $   (380,100)
                                           ============  ============
Basic and diluted loss per share ......... $      (0.02) $      (0.02)
                                           ============  ============
Weighted average shares outstanding ......   20,036,876    16,594,408
                                           ============  ============